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Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2018, and Initiates 2019 Earnings Guidance

SPOKANE, Wash. – Feb. 8, 2019, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $136.4 million, or $2.07 per diluted share, for the year ended Dec. 31, 2018, compared to $115.9 million, or $1.79 per diluted share for the year ended Dec. 31, 2017.
For the fourth quarter of 2018, net income attributable to Avista Corp. shareholders was $45.8 million or $0.70 per diluted share, compared to $27.6 million or $0.42 per diluted share for the fourth quarter of 2017.
"I want to express my deepest gratitude to everyone who worked with us on the Hydro One transaction over the last 18 months,” said Scott Morris, chairman and chief executive officer of Avista Corp. “Hydro One would have made a great partner, and together, we were able to reach agreements that were unprecedented in our industry. We were committed to ensuring the transaction would best serve the interests of our stakeholders. While we’re disappointed that we were unsuccessful in obtaining timely regulatory approval, Avista is well-positioned and we look forward to building on our nearly 130-year legacy.
"Looking ahead, we will remain focused on the utility and will continue to invest prudent capital to maintain and update our infrastructure and provide reliable energy service to our customers. To facilitate the timely recovery of our costs, including capital investments made in 2017 and 2018 that are not included in our current rates, we expect to file general rate cases in Washington, Idaho and Oregon in the first half of 2019, with requested effective dates in early 2020.
"Looking back to 2018, we are pleased with our earnings results. Avista Utilities and AEL&P had earnings that were above our expectations.
“We are initiating our 2019 earnings guidance with a consolidated range of $2.78 to $2.98 per diluted share, which includes $1.01 per diluted share for the termination fee received from Hydro One and the payment of remaining transaction costs,” Morris said.

Summary Results: Avista Corp.’s results for the fourth quarter of 2018 and the year ended Dec. 31, 2018 (full year) as compared to the respective periods in 2017 are presented in the table below (dollars in thousands, except per-share data):

	Fourth Quarter		Full Year
	2018	2017	2018	2017
Net Income (Loss) by Business Segment:
Avista Utilities	$43,147	$29,093	$134,874	$114,716
Alaska Electric Light and Power (AEL&P)	2,414	3,093	8,292	9,054
Other	282	(4,608)	(6,737)	(7,854)
Total net income attributable to Avista Corp. shareholders	$45,843	$27,578	$136,429	$115,916

Earnings (Loss) per diluted share by Business Segment:
Avista Utilities	$0.66	$0.44	$2.04	$1.77
AEL&P	0.04	0.05	0.13	0.14
Other	0.00	(0.07)	(0.10)	(0.12)
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.70	$0.42	$2.07	$1.79

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the fourth quarter of 2018 and the year ended Dec. 31, 2018 as compared to the respective periods in 2017 and the various factors that caused such change (dollars in thousands, except per-share data):

	Fourth Quarter		Full Year
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2017 consolidated earnings	$27,578	$0.42	$115,916	$1.79

Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	(4,685)	(0.07)	(10,490)	(0.16)
Natural gas utility margin (including intracompany) (c)	(2,643)	(0.04)	(3,715)	(0.05)
Other operating expenses (d)	1,212	0.03	(6,287)	(0.10)
Transaction costs (e)	4,234	0.06	9,639	0.15
Depreciation and amortization (f)	(2,120)	(0.03)	(8,870)	(0.13)
Interest expense (g)	(1,083)	(0.02)	(3,632)	(0.06)
Other	377	0.01	(144)	—
Effective income tax rate (h)	18,762	0.28	43,657	0.66
Dilution on earnings	n/a	—	n/a	(0.04)
Total Avista Utilities	14,054	0.22	20,158	0.27

AEL&P earnings (i)	(679)	(0.01)	(762)	(0.01)
Other businesses earnings (j)	4,890	0.07	1,117	0.02

2018 consolidated earnings	$45,843	$0.70	$136,429	$2.07

Analysis of 2018 Consolidated Earnings

(a)
The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent. See item (h) below for further discussion of our effective tax rate.

(b)	Electric utility margin (operating revenues less resource costs) decreased for both the fourth quarter and full year primarily due to the following:

•	A decrease in electric revenue related to the federal income tax law changes;

•	The above decrease was partially offset by increases in retail electric rates due to general rate increases in Idaho and Washington;

•	Customer growth, which contributed additional retail electric revenue during 2018; and

•
The pre-tax benefit under the Energy Recovery Mechanism (ERM) in Washington decreased from a $1.0 million pre-tax benefit for the fourth quarter of 2017 to a $0.5 million pre-tax benefit for the fourth quarter of 2018. The pre-tax benefit increased from $4.6 million for the full year 2017 to $6.1 million for the full year 2018.

(c)	Natural gas utility margin (operating revenues less resource costs) decreased for both the fourth quarter and full year primarily due to the following:

•	A decrease in natural gas revenue related to the federal income tax law changes;

•	The above decrease was partially offset by general rate increases in Washington, Idaho and Oregon; and

•	Customer growth, which contributed additional retail natural gas revenue in 2018.

(d)
Other operating expenses decreased for the fourth quarter of 2018, but increased for the full year 2018. For the fourth quarter of 2018, the decrease was primarily due to decreases in transmission and distribution operating and maintenance costs primarily related to the timing of expenses. For the full year 2018, there were increases in generation and distribution operating costs.

(e)
Transaction costs were $1.1 million pre-tax for the fourth quarter of 2018, compared to $6.6 million pre-tax for the fourth quarter of 2017. Transaction costs for the full year 2018 were $3.7 million pre-tax, compared to $14.6 million pre-tax for the full year 2017. The transaction costs decreased for the fourth quarter and full year because 2018 consisted primarily of employee time incurred directly related to the transaction, whereas 2017 included consulting, banking fees, legal fees and employee time. None of the transaction costs are being passed through to customers.

(f)	Depreciation and amortization increased for the fourth quarter and full year 2018 due to additions to utility plant.

(g)	Interest expense increased for the fourth quarter and full year 2018 due to additional outstanding debt during 2018 as compared to 2017.

(h)
During the fourth quarter of 2018, our effective tax rate was 15.8 percent compared to 53.1 percent for the fourth quarter of 2017 and it was 16.0 percent for the full year 2018 compared to 41.7 percent for 2017. The effective tax rate decreased during 2018 primarily due to federal income tax law changes which were enacted during the fourth quarter of 2017, which lowered the federal income tax rate from 35 percent to 21 percent. Additionally, during the fourth quarter of 2017, due to the federal tax law changes, we revalued deferred tax assets and liabilities at the new federal income tax rate, which resulted in a $10.2 million adjustment to income tax expense in 2017. Of this income tax expense amount, $7.5 million related to Avista Utilities and $2.7 million related to our other businesses reflected in (j) below.

(i)
AEL&P earnings decreased slightly for the fourth quarter and full year 2018 primarily due to an increase in depreciation and amortization and other miscellaneous expenses as well as a decrease in sales volumes to residential and commercial customers primarily during the fourth quarter of 2018.

(j)
Losses at our other businesses decreased during 2018 as 2017 included a one-time tax expense in the fourth quarter from revaluing deferred taxes to the new tax rate of 21 percent as a result of federal income tax law changes. This was partially offset by increased expenses associated with a renovation project in 2018, impairment losses and an increase in equity method losses on our investments.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.
The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents our operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the fourth quarter and the year ended Dec. 31, 2018 and 2017, respectively (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended Dec. 31, 2018:
Electric	$240,055	$82,803	$157,252	$36,246	$121,006
Natural Gas	140,122	74,016	66,106	15,237	50,869
Less: Intracompany	(24,736)	(24,736)	—	—	—
Total	$355,441	$132,083	$223,358	$51,483	$171,875
For the three months ended Dec. 31, 2017:
Electric	$254,695	$91,354	$163,341	$37,650	$125,691
Natural Gas	144,069	74,528	69,541	16,029	53,512
Less: Intracompany	(21,309)	(21,309)	—	—	—
Total	$377,455	$144,573	$232,882	$53,679	$179,203
For the year ended Dec. 31, 2018:
Electric	$970,538	$335,035	$635,503	$146,483	$489,020
Natural Gas	430,705	225,473	205,232	47,306	157,926
Less: Intracompany	(75,277)	(75,277)	—	—	—
Total	$1,325,966	$485,231	$840,735	$193,789	$646,946
For the year ended Dec. 31, 2017:
Electric	$980,390	$331,254	$649,136	$149,626	$499,510
Natural Gas	474,649	264,589	210,060	48,419	161,641
Less: Intracompany	(84,680)	(84,680)	—	—	—
Total	$1,370,359	$511,163	$859,196	$198,045	$661,151

(a)	Income taxes were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources
2018 Liquidity Transactions
We have a $400 million committed line of credit that expires in April 2021. As of Dec. 31, 2018, we had $199 million of available liquidity under this committed line of credit. We also had $25 million of available liquidity under AEL&P's committed line of credit that expires in November 2019.
During 2018, we issued $375 million of long-term debt in the form of first mortgage bonds.
2019 Liquidity Expectations
In January 2019, we received the $103 million termination fee from Hydro One for the purpose of reimbursing our transaction costs, including the related income taxes, of $51 million incurred from 2017 to 2019. The balance of the termination fee will be used for general corporate purposes and reduces our need for external financing.
After consideration of the net termination fee received from Hydro One, in 2019, we expect to issue approximately $165 million of long-term debt and up to $50 million of equity in order to refinance maturing long-term debt, fund planned capital expenditures and maintain an appropriate capital structure.
Capital Expenditures
Avista Utilities' capital expenditures were $419 million for 2018, and we expect Avista Utilities' capital expenditures to be about $405 million for 2019. AEL&P's capital expenditures were $6 million for 2018, and we expect AEL&P's capital expenditures to be approximately $9 million for 2019.
In addition, we expect to invest about $19 million at our other businesses in 2019. This is mainly related to economic development projects in our service territory that will showcase the latest energy and environmental building innovations and house several local college degree programs.

2019 Earnings Guidance and Outlook
Avista Corp. is initiating its 2019 guidance for consolidated earnings to be in the range of $2.78 to $2.98 per diluted share, which includes $1.01 per diluted share for the termination fee received from Hydro One and the payment of remaining transaction costs.
Due in part to the on-going regulatory proceedings for the Hydro One transaction, we elected not to file any general rate cases during 2018 so the commissions could focus on the merger proceedings. While we received a base rate increase effective January 1, 2019 in Idaho, which was related to a rate plan approved by the Idaho Public Utilities Commission in 2017, we have not received base rate relief in Oregon since November 1, 2017, and have not received base rate relief in Washington since May 1, 2018. During 2017 and 2018, we continued to invest in our utility infrastructure to maintain and enhance our system; however, only limited portions of these costs are reflected in our current rates to customers. As such, we will experience regulatory lag during the period 2019 through 2021 due to the delay in general rate case filings and our continued investment in utility infrastructure. We plan to file general rate cases in Washington, Idaho and Oregon during the first half of 2019 with requested effective dates in early 2020 to begin remedying the regulatory lag. Going forward, we will continue to strive to reduce the regulatory timing lag and more closely align our earned returns with those authorized by 2022. To achieve this, we anticipate an earnings growth rate of 9 percent to 10 percent from 2020 to 2022 and then our normal 4 percent to 5 percent growth rate following 2022. This assumes timely and appropriate rate relief in our jurisdictions.
Our 2019 earnings guidance range encompasses unrecovered structural costs estimated to reduce the return on equity by approximately 90 basis points. In addition, our 2019 guidance range includes regulatory timing lag estimated to reduce the return on equity by approximately 105 basis points. This results in an expected return on equity for Avista Utilities of approximately 7.5 percent in 2019.
We expect Avista Utilities to contribute in the range of $2.72 to $2.86 per diluted share for 2019. This includes $1.01 per diluted share for the termination fee received from Hydro One and the payment of remaining transaction costs. The midpoint of our Avista Utilities' guidance range does not include any expense or benefit under the ERM. Our current expectation for the ERM is a benefit position within the 90 percent customer/10 percent Company sharing band, which is expected to add approximately $0.07 per diluted share. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the year.

For 2019, we expect AEL&P to contribute in the range of $0.09 to $0.13 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the year.
We expect the other businesses to be between a loss of $0.03 and a loss of $0.01 per diluted share, which includes costs associated with exploring strategic opportunities.
Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Feb. 8, 2019, at 10:30 a.m. ET to discuss this news release. The call will be available at (888) 771-4371, confirmation number: 48122392. A simultaneous webcast of the call will be available on our website, www.investor.avistacorp.com. A replay of the conference call will be available through Feb. 15, 2019. Call (888) 843-7419, pass code 48122392#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 388,000 customers and natural gas to 355,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.
This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have a significant impact on our operations, results of operations, financial condition or cash flows which could cause actual results to differ materially from those anticipated in such statements.
The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term global climate and the long-term climate within our utilities' service areas, which can affect, among other things, customer demand patterns, the volume and timing of streamflows to our hydroelectric resources, as well as increased risk of wildfires due to drier and warmer weather; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives and discretion over allowed return on investment; volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that may limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that may cause wildfires, injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyberattacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; entering into or growth of non-regulated activities may increase earnings volatility; termination of the proposed acquisition of the Company by Hydro One could lead to potential legal proceedings; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations; and the risk of municipalization in any of our service territories.
For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2018 and our Annual Report on Form 10-K for the year ended Dec. 31, 2017. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
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Issued by: Avista Corporation